IMAGES OF LIFE, INC.
(A Development Stage Company)

AUDITED FINANCIAL STATEMENTS

Period From May 1, 1998 to December 31, 1999




Images of Life, Inc.
(A Development Stage Company)

AUDITED FINANCIAL STATEMENTS

December 31, 1999



CONTENTS

	Page

INDEPENDENT AUDITORS' REPORT	.	.	.	.	.	 1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS .    .    5


FINANCIAL STATEMENTS:

BALANCE SHEETS	.	.	.	.	.	.	.	 7

STATEMENTS OF OPERATIONS	.	.	.	.	.	 8

STATEMENTS OF STOCKHOLDERS' EQUITY	.	.	.	 10

STATEMENTS OF CASH FLOWS	.	.	.	.	.	 11

NOTES TO FINANCIAL STATEMENTS	.	.	.	.	.	 13











INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Images of Life, Inc.
Tucson, Arizona


We have audited the accompanying balance sheet of Images of Life, Inc., (a development stage company) (the "Company"), as of December 31, 1999 and 1998, and the related statements of operations, cash flows and stockholders' equity for the year ended December 31, 1999 and the eight month period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements for the period September 23, 1997
(inception) through April 30, 1998 were audited by other auditors whose report dated June 23, 1998 expressed an unqualified opinion.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Images of Life, Inc. as of December 31, 1999, and 1998 and the results of its operations and its cash flows for the year ended December 31, 1999 and the eight month period ended December 31, 1998 are in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has incurred net losses since inception and has not yet commenced operations which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On the statements of operations and cash flows, a
cumulative column is presented for the period September 23,
1997 (date of inception) through December 31, 1999 in
accordance with SFAS No.7.  The statements of operations
and cash flows for the year ended December 31, 1998and for
the period September 23, 1997 (date of inception) through
December 31, 1999 have been compiled by us. The statements
of stockholder's equity for the period September 23, 1997
(date of inception) through April 30, 1998 have also been
compiled by us.   We did not audit or review those
financial statements and, accordingly, express no opinion or other form of assurance on them.

/s/ Lavoie Charvoz & May PC

Tucson, Arizona
March 2, 2000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Images of Life, Inc. (the Company) was incorporated in
September, 1997 and operated as an internet marketing company specializing in the sale of wooden sculptures until 1998. The Company had not received any revenue from planned principal operations during that time and in November of 1998 it determined that it would be in the best interests of the shareholders to terminate the sale of wooden sculptures and acquire the rights to purchase an interest in another development stage company and the exclusive rights to market their products in the Canadian market. In January 1999 the Company entered into agreement with Richard R. Powell to acquire up to a 35% interest in a development stage private company Glacier Medical LLC, a Florida company. The purpose of this company is to develop and market a single use needle safety device intended to protect patients and health care workers. The Company is primarily engaged in the financing and development of specialty medical equipment. It continues not to generate revenues from its primary activity, accordingly, the Company is considered to be in the development stage.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1998 the Company had a working capital deficit of $1,158 compared with a positive working capital of $21,446 at December 31, 1999. Stockholders' equity at years end 1998 and 1999 was $610 and $219,214 respectively.

In January 1999 the Company entered into a private placement financing agreement with Trimont Capital Ltd. a Company registered in the Cayman Islands, to provide
$500,000 in financing at a price of $1.00 per share. As of December 31, 1999 Trimont Capital Ltd. had provided
$265,000 to the Company under the Private Placement
Agreement.

CORPORATE PLANS FOR 2000 AND BEYOND

The Company is assisting its affiliate Glacier Medical LLC
in taking the necessary steps to secure   the approval of
the Food and Drug Administration (FDA) and subsequent to that approval, preparing to market its products worldwide.
Funding committed under the private placement Agreement should be adequate to meet the needs of achieving these goals. Longer term the Company may acquire additional assets by issuing additional stock or committing to funding to develop or market other products which meet its investment criteria. There is no assurance however, that these efforts will be successful.

RESULTS OF OPERATIONS

1999 COMPARED TO 1998

The Company activities were focused on restructuring and acquiring new business during 1999. In 1998 the company was inactive for much of the year. In 1999, much of management's time and energy activities were limited to maintaining its status as a public company and establishing new a direction for the Company. This generated of net loss of and $48,054 in 1999 (per share $0.005) compared to a loss of $9,556 in 1998(per share $0.002).

During the partial year (3 months) 1997, the Company incurred losses of $62,139.

Since its inception the Company has generated losses totaling $119,749

Tucson, Arizona
March, 10 2000

BALANCE SHEETS
				                            			December 31,  April 30,
                                       1999	        1998
ASSETS
Current Assets - Cash              $   33,846    $    242

          Total Current Assets         33,846         242

Investment in Start Up Business       195,000

Other Assets                            2,768       1,768

             TOTAL ASSETS          $  231,614    $  2,010


LIABILITIES & STOCKHOLDERS EQUITY
Liabilities
   Current Liabilities
   Accounts Payable                $    1,900    $  1,400

         Total Current Liabilities      1,900       1,900


Commitments And Contingencies - Note 3

Common Stock$0.001 par value;
15,000,000 shares authorized;
9,665,000 and 5,000,000 shares issued
and outstanding as at December 31,
1999 respectively                       2,165       5,000
Additional Paid In Capital            336,798      67,305
Deficit Accumulated During
Development Stage                    (119,749)    (71,695)

        TOTAL STOCKHOLDER'S EQUITY    219,214         610
        TOTAL LIABILITIES &
              STOCKHOLDER'S EQUITY $  231,614     $ 2,010

The accompanying notes are an integral part of these Financial Statements

STATEMENT OF OPERATIONS (1 of 2)
                Cumulative Unaudited
                      For the
                    Period From
                    September 23,
                    1997 (Date of
                    Inception) to              (Unaudited)
                    December 31,   Year Ended   Year Ended
                       1999        December 31  December 31
                                      1999         1998
REVENUES- development stage only
From Operations     $      712     $            $     712
Cost of operations       5,765                      2,973
Gross Profit            (5,053)                    (2,261)

Other Income             3,500         3,500

                        (1,553)        3,500       (2,261)
EXPENSES
Compensation            16,844         4,000        4,494
Consulting - Note 4     49,500        45,000          0
Web-site Development    15,000             0          0
Marketing &
         Advertising    10,000             0          0
Investment Banking      15,000             0          0
General & Admin.        11,620         2,554        2,669
Other                      232                        0__
                       118,196        51,554        7,294

LOSS FROM OPERATIONS  (119,749)      (48,054)      (9,556)
Provision for Income
      Taxes - Note 6         0             0            0

NET LOSS             $(119,749)     $(48,054)    $ (9,556)

BASIC EARNINGS PER SHARE:
Net Loss per Share                   $(0.005)     $(0.002)

Weighted Average
  Shares Outstanding                9,268,000    5,000,000

DILUTED EARNINGS PER SHARE:
Net Loss per Share                   $(0.005)     $(0.002)

Weighted Average
  Shares Outstanding                9,268,000    5,000,000

STATEMENT OF OPERATIONS (2 of 2)

                            Period From      Period From
                          May, 1 1998 to   January 1, 1998
                         December 31 1998  April 31, 1998

REVENUES- development stage only
From Operations             $        0           $     712
Cost of operations                   0               2,973
Gross Profit                         0              (2,261)

Other Income                         0                 0

                                     0              (2,261)
EXPENSES
Compensation                         0               4,494
Consulting - Note 4                  0                 0
Web-site Development                 0                 0
Marketing &
         Advertising                 0                 0
Investment Banking                   0                 0
General & Admin.                     0               2,669
Other                                0                 132
                                     0               7,295

LOSS FROM OPERATIONS                 0              (9,556)
Provision for Income
      Taxes - Note 6                 0                 0

NET LOSS                         $   0            $ (9,556)


STATEMENT OF STOCKHOLDERS EQUITY
                                                Deficit -
									                                       Accumulated
                                       Addit'l  During
                      Common Stock     Paid-In  Development
                   Shares    Amount    Capital  Stage     .
Balance at 9/23/97(inception)
Shares Issued for Cash in Public
Offering net $6,125
(offering cost)    1,500,000  $1,500   $67,305

Common Stock Issued
for Services       3,500,000   3,500

Net Loss-9/23/97
    to  12/31/97             .        .         . $(62,139)

Balance at
     12/31/98       5,000,000   5,000     67,305   (62,139)

Net Loss for 4 month period
           Ended 4/30/98                            (9,556)
Net Loss for 8 month period
4/30/98 to 12/31/98                                    0
                   ---------   --------  --------- --------
Balances at 12/31/98
                  5,000,000   5,000     67,305     (71,695)

Other Capital
  - Expenses Paid by Shareholders          1,158
  - Shares received 1/22/99
    Previously recorded
    as expense     (3,500,000) (3,500)
  - Shares Issued to Shareholders under a six for
    one split       7,500,000
  - Shares issued for Services rendered the
    Company           400,000      400    3,600
  - Shares Issued for
    Cash Note - 5     265,000      265  264,735

Net Loss for Period           .       .        .  (48,054)
5/1/98 to 12/3199

Balances at 12/31/99 9,665,000   $2,165 $336,798 $(119,749)

STATEMENTS OF CASHFLOWS (1 of 2)

                Cumulative Unaudited
                For the Period From
                September 23, 1997               Unaudited
               (Date of Inception)  Year Ended   Year Ended
                December 31, 1999   December 31 December 31
                    (unaudited)       1999         1998   .
CASH FLOW FROM OPERATIONS
-Net Loss           $(119,749)     $  (48,054)  $ (9,556)
-Adjustments to reconcile
 net loss to cash from
 operating activities:
 -Other Income from
  Exchange of personality
  for Common Stock     (3,500)         (3,500)
 -Expenses paid by
  Stockholders          1,158           1,158
  Amortization            232                          132
  Stock for services    7,500           4,000
Changes in Assets & Liabilities:
-Prepaid Assets                                      5,000
-Other Assets          (3,000)         (1,000)
-Accounts Payable       1,900	         11,000        1,200
                     (115,459)        (36,396)     (68,563)

CASH FLOWS FROM INVESTING ACTIVITIES
- Investment in Start
  Up Business        (195,000)       (195,000)            .
                     (195,000)       (195,000)

CASH FLOWS FROM FINANCING ACTIVITIES
-Proceeds from issuance of common stock
 net issuance costs   333,805         265,000

Increase In Cash       23,846          33,604      (3,224)
Cash Beginning/Period       0             242            0

Cash  End/Period    $  33,846       $  33,846     $    242

NON-Cash Investing & Financing Activities
-Common Stock Issued
 for Services
 Rendered           $   7,500       $   4,000

The accompanying notes are an integral part of these Financial Statements

STATEMENTS OF CASHFLOWS (2 of 2)


                            Period From      Period From
                          May, 1 1998 to   January 1, 1998
                         December 31 1998  April 31, 1998

CASH FLOW FROM OPERATIONS
-Net Loss                    $   0           $ (9,556)
-Adjustments to reconcile
 net loss to cash from
 operating activities:
 -Other Income from
  Exchange of personally
or Common Stock                  0                 0
 -Expenses paid by
  Stockholders                   0                 0
  Amortization                   0                132
  Stock for services             0                 0
Changes in Assets & Liabilities:
-Prepaid Assets                  0               5,000
-Other Assets                    0                 0
-Accounts Payable                0               1,200
                                 0              (3,224)

CASH FLOWS FROM INVESTING ACTIVITIES
- Investment in Start
  Up Business                    0                  0
                                 0                  0

CASH FLOWS FROM FINANCING ACTIVITIES
-Proceeds from issuance of common stock
 net issuance costs              0                  0

Increase In Cash                 0              (3,224)

Cash Beginning/Period           242              3,466

Cash  End/Period           $    242            $   242


The accompanying notes are an integral part of these Financial Statements

IMAGES OF LIFE,INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 1999


NOTE 1 - NATURE OF OPERATIONS, SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES, USE OF ESTIMATES

NATURE OF OPERATIONS

Images of Life, Inc. (the Company) was incorporated in the State of Nevada on September 25, 1997. The Company is in the development stage.

The Company was originally formed to manufacture and distribute various products for retail distribution through novelty and other retail stores. The Company has abandoned these efforts.

The Company is currently investing in a start-up company that is developing a medical supply product for use in the medical field, primarily by hospitals, but usable by other medical practitioners. This start-up company has certain patents pending.


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies followed by the Company and the methods of applying those policies, which materially affect the determination of its financial position, results of operations, or cash flows are summarized below.

Cash and Cash Equivalents - The Company considers all highly liquid investments, having a maturity of three months or less when purchased to be cash equivalents.

Revenue Recognition - Revenue is recorded when products are delivered and accepted by the customers.

Income Taxes - The provision for income taxes includes deferred income taxes resulting from temporary differences in the recognition of certain income and expense items for financial reporting purposes in different periods than for tax purposes.

Non Cash Common Stock Issuances - Shares of Common Stock issued for other than cash have been assigned amounts equivalent to their fair market value of the services or assets received in exchange.

Stock Options - Stock Options issued to non employees in return for goods or services are accounted for under SFAS No.123 using either the fair market value of the goods or services received or the stock options issued, whichever can be more reliably measured. If the fair market value of the stock options are used to measure the transaction the measurement date is the earlier of the date at which the performance committment is reached or the date at which the non employee's performance is complete.

Fair Value of Financial Instruments - The carrying amount for cash, receivables and accounts payable approximate their fair value due to the short maturity of these instruments. It is not practicable to measure the fair value of the investment in a start-up business due to the non-marketability of this investment.
IMAGES OF LIFE, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 1999

Non-Cash Common Stock Issuances - Shares of common stock issued for other than cash have been assigned amounts equivalent to the fair value of the service or assets received in exchange.

Fair Value Of Financial Instruments - The carrying amounts for cash, receivables, and accounts payable approximate their fair value due to the short maturity of these instruments. It is not practicable to measure the fair value of the investment in start-up business due to the non-marketability of this investment.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimated.
Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the collectability of receivables and advances, estimated liabilities for litigation settlements and disputed claims, the valuation allowance for deferred tax assets, and the amortization period for deferred marketing costs.

NOTE 2 - INVESTMENT IN START-UP BUSINESS

The Company entered into an agreement dated January 20, 1999 with Glacier Medical, LLC (Glacier) to provide funding for research and general and administrative costs in Glacier's efforts to develop a medical supply product.
Glacier is a privately held limited liability company consisting of two members, one of which is the Company.

The Company's total commitment to fund Glacier is $1,000,000. If totally funded the Company will receive a 35% interest in Glacier. For the first $500,000 of funding, the Company receives a 1.25% interest for each $25,000 funded. For the

IMAGES OF LIFE, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 1999

last $500,000 of funding, the Company receives a 2.00% interest for each $100,000 funded.

Although the Company has an agreement to purchase a total of 35% of Glacierit only owned 7% and 0% at December 31, 1999 and 1998 respectively. Also there are insuffuiicient other factors leading to significant influence over Glacier. Therefore the investment in Glacier is stated at cost. In Management's opinion there is no permanent impairment to the value of this investment at this time, although this assessment of impairment could change in the near term and be material.


NOTE 3 - COMMITMENTS AND CONTINGENCIES

On January 12, 2000 the Company entered into an agreement to purchase marketing services for the twelve months following signing of the agreement. The vendor will be paid in Company shares. The agreement calls for a total payment of 900,000 shares to be paid as progress is made, contingent upon the satisfaction of each party.


NOTE 4 - RELATED PARTY TRANSACTIONS

The Company compensates the Chairman of the Board for consulting services he provides to the Company in the amount of $5,000 per month. These services are performed on a month-to-month basis and may be terminated at any time by either party.

NOTE 5 - COMMON STOCK TRANSACTIONS

On January 20, 1999 the Company entered into a "Private
Placement Funding Agreement" with Trimont Capital, Ltd. of the Grand Cayman Islands to provide the Company with capital funding. Trimont Capital, Ltd. has committed to purchasing 500,000 shares of the Company's stock at $1.00 per share. Upon reaching $250,000 the Company will issue a stock certificate of 250,000 shares to Trimont. For purposes of the earnings per share calculation, the shares were treated as outstanding during 1999. Trimont had provided $265,000 by December 31, 1999.

IMAGES OF LIFE, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 1999

NOTE 6 - PROVISION FOR INCOME TAXES

There is no current or deferred income tax benefit for the periods ended December 31, 1999 and April 30, 1998.

At December 31, 1999 the Company has unused net operating losses of approximately $118,000 expiring from 2018 through 2020. No deferred tax asset has been recorded as the Company has provided a valuation allowance in the full amount of the benefit until such time as deferred tax liabilities are realized or future earnings are considered likely.

The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, if appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss period. The Company has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes.



IMAGES OF LIFE, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 1999


NOTE 7 - EARNINGS PER SHARE

Earnings per share are calculated in accordance with the Statement of Financial Accounting Standards ("SFAS") No.
128 "Earnings Per Share". The following is a reconciliation of the numerator and denominator of the basic and diluted per share computations for the periods ended:

	                             December 31, December 31,
                                  1999 	       1998
Basic:
Net loss applicable to common
stockholders	                  $   (37,554)   $ (71,695)

Weighted shares	                 7,637,000	    5,000,000

Basic loss per share	            $(.005)	       $(.002)


Diluted:
Net loss applicable to common
stockholders	                   $ (37,554)	   $ (71,695)

Weighted shares       	          7,637,000	    5,000,000

Diluted shares outstanding      	7,637,000	    5,000,000

Diluted loss per share    	       $(.005)	      $(.002)

NOTE 8 - STOCK SPLIT

On January 22, 1999 the Company's Directors authorized a 6 for 1 stock split, thereby increasing the number of issued and outstanding shares to 9,000,000. The number of shares reflected in the April 30, 1998 financial statements have been restated to reflect the stock split retroactively for presentation purposes only. (Such restatement causes the number of outstanding shares to exceed the number of authorized shares for this purpose only).

IMAGES OF LIFE, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 1999

NOTE 9 - GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The
Company has incurred net losses since inception and has not yet commenced operations which raises substantial doubt about its ability to continue as a going concern. In addition, it is entirely dependent upon raising working capital from its stockholders. Management's plans include raising an additional $235,000 from its stockholders, through the efforts of Trimont Capital, Ltd., and to receive cash flow from Glacier Medical, LLC. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 10 - STOCK OPTIONS

The Company issued options to board members who are shareholders and to the majority member of Glacier Medical, LLC totaling 300,000 shares of the Company's common stock exercisable at $1 per share. These options are exercisable upon certain future events happening, approval is required of the Board. There is no dilutive effect as of December
31, 1999.

NOTE 11 - ACCOUNTING PERIOD AND FINANCIAL DATA PRESENTATION

The Company has presented additional periods of financial data on the Statement of Operations and Statement of Cash Flows. The period January 1, 1998 through April 30, 1998, which was previously audited in connection with an initial filing, is presented. The Company then experienced no financial activity through the remainder of 1998. This period, from May 1, 1998 through December 31, 1998 is presented and audited. The Company's audited 1999 fiscal year is also presented. And finally, the cumulative period from September 23, 1997 (date of inception) through December 31, 1999 is presented in accordance with SFAS No.7, as cumulative unaudited.